EXHIBIT 3

                                 PERDIGAO S. A.
                 GENERAL TAXPAYERS' REGISTER 01.838.723/0001-27
                                 PUBLIC COMPANY

         SUMMARY OF THE MINUTES OF THE 8TH/2003 ORDINARY MEETING OF THE
                               BOARD OF DIRECTORS

         DATE, PLACE AND TIME: September 19, 2003, at 3:30 p.m., at Av. Escola Politecnica, 760, Sao Paulo, SP. QUORUM: Absolute Majority of the Members. ON
MOTION: Eggon Joao da Silva, Chairman, and Ney Antonio Flores Schwartz, Secretary. RESOLUTIONS ADOPTED BY THE BOARD: 1) AUTORIZATION FOR GUARANTEE
CONCESSIONS: The board of directors, according to item 6 from the article 12 of the Company's by-laws, deliberated to autorize the Executive officers to guarantee/aval in financing operation of the wholly-owned subsidiary Perdigao Agroindustrial S/A to be contracted with FINEP - Studies and Projects Financier
- in the amount of R$ 55,745,111.00. 2) Other issues related to the Company.
TERMINATION: Upon motion duly made, seconded and carried unanimously, the meeting was adjourned. Eggon Joao da Silva, Chairman; Ney Antonio Flores Schwartz, Secretary; Luis Carlos Fernandes Afonso; Adesio de Almeida Lima; Antonio Carlos Valente da Silva; Jaime Hugo Patalano; Francisco de Oliveira Filho; Maurilio Rossi. (I do hereby certify that the present is a summary of the original minute transcribed in the Book n(0)1 of Ordinary and Extraordinary Minutes of the Board of Directors of the Company, at page 102).



                           NEY ANTONIO FLORES SCHWARTZ
                                    SECRETARY